CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this amendment pursuant to Rule 485 (b) to the Registration Statement on Form N-1A of our report dated July 15, 2016, relating to the financial statements and financial highlights of Franklin Tennessee Municipal Bond Fund which appears in the May 31, 2016 Annual Report to Shareholders of Franklin Municipal Securities Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

San Francisco, California

September 13, 2016